Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Convergys Corporation 2018 Long-Term Incentive Plan of our reports dated February 21, 2018, with respect to the consolidated financial statements and schedule of Convergys Corporation, and the effectiveness of internal control over the financial reporting of Convergys Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
May 9, 2018